Exhibit 23

Consent of Independent Registered Public Accounting Firm

Plan Administrator

United Natural Foods, Inc. Retirement Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-161884) on Form S-8 of United Natural Foods, Inc. of our report dated June 24, 2011 relating to the statements of net assets available for benefits of the United Natural Foods, Inc. Retirement Plan as of December 31, 2010 and 2009, and the related statements of changes in net assets available for benefits for the year ended December 31, 2010 and for the transition period from August 1, 2009 through December 31, 2009, and the related supplemental schedules of Schedule H, line 4a — Schedule of Delinquent Participant Contributions for the year ended December 31, 2010 and Schedule H, line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2010, which report appears in the December 31, 2010 Annual Report on Form 11-K of the United Natural Foods, Inc. Retirement Plan.

/s/ KPMG LLP

Providence, Rhode Island
June 24, 2011